United States securities and exchange commission logo





                      August 10, 2023

       Zheng Wei, Ph.D.
       Chief Executive Officer
       Connect Biopharma Holdings Limited
       12265 El Camino Real, Suite 350
       San Diego, CA 92130

                                                        Re: Connect Biopharma
Holdings Limited
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2022
                                                            File No. 001-40212

       Dear Zheng Wei:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Life Sciences
       cc:                                              Steven Chan